UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2017

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11767 South Dixie Highway, Suite 115
Miami, Florida	33156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.          Entry into a Material Definitive Agreement.

On November 30, 2017, CLS Holdings USA, Inc. (the “Company”) entered into a one-year employment agreement with Mr. David Lamadrid to serve as the Company’s President and Chief Financial Officer. The material terms of the agreement are set forth in Item 5.02 of this Current Report on Form 8-K, which disclosures are incorporated into this item by reference.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Lamadrid, 46, was appointed to serve as our President and CFO commencing on December 1, 2017.  He has more than 15 years of executive management experience in public and private companies.  Mr. Lamadrid was the founder and CEO of Pure Harvest Cannabis Producers, Inc. during 2017.  Between 2012 and 2016, Mr. Lamadrid served first as the CFO and then as a member of the U.S. Senior Executive Management Team at ARRI Rental, a leading provider of camera, grip and lighting equipment.  From 2002 until 2012, Mr. Lamadrid was CFO of CytoSorbents Corporation, a publicly traded critical-care immunotherapy company treating patients with life threatening illnesses, where he was a key member of the management team that built operations from early start-up through commercialization, setting strategic direction, taking the company public, raising over $60 million in equity, and achieving regulatory marketing approval.  Mr. Lamadrid earned an MBA in Management and Finance from the NYU Stern School of Business.

Effective November 30, 2017, the Company and Mr. Lamadrid entered into a one-year employment agreement. Pursuant to the agreement, Mr. Lamadrid commenced serving as the Company's President and Chief Financial Officer on December 1, 2017. Under the agreement, Mr. Lamadrid is entitled to receive an annual salary of $175,000. Further, he is entitled to receive a performance bonus equal to 2% of the Company's annual EBITDA, and annual restricted stock awards of the Company's common stock in an amount equal to 3% of its annual EBITDA. Additionally, Mr. Lamadrid is entitled to a one-time signing bonus of 500,000 shares of restricted common stock of the Company, which shall become fully vested one year from the effective date of the agreement. Effective December 1, 2017, and in connection with the employment agreement, Mr. Lamadrid and the Company entered into a Confidentiality, Non-Compete and Proprietary Rights Agreement. Pursuant thereto, Mr. Lamadrid agreed (i) not to compete with the Company during the term of his employment and, unless he is terminated without cause by the Company or terminates his employment agreement with the mutual consent of the Company, for a period of one year thereafter, (ii) not to release or disclose the Company's confidential information, and (iii) to assign the rights to all work product to the Company, among other terms.

On December 4, 2017, following Mr. Lamadrid’s appointment as President and Chief Financial Officer, the Company entered into a definitive Membership Interest Purchase Agreement (the “Acquisition Agreement”) with Alternative Solutions, LLC (“Alternative Solutions”), the owner of three entities that operate a vertically integrated cannabis business in Las Vegas, Nevada and currently generate revenues from one dispensary of approximately $21,000 per day (the “Oasis Acquisition”).  Mr. Lamadrid was instrumental in introducing the Company to the principals of Alternative Solutions.  In connection with such introduction, Mr. Lamadrid was granted 500,000 shares of restricted stock of the Company, which will vest upon the Company’s payment of the next installment due under the Acquisition Agreement, which is expected to occur in January 2018.  The details of the Acquisition Agreement and the Oasis Acquisition will be described by the Company in a separate Current Report on Form 8-K.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Employment Agreement dated November 30, 2017 between CLS Holdings USA, Inc. and David Lamadrid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: December 6, 2017	By: /s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated November 30, 2017 between CLS Holdings USA, Inc. and David Lamadrid.